Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,

included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Halcón Resources Corporation on Form S-3 (File No. 333-180243, effective June 27, 2012; File No. 333-182996, effective August 1, 2012; and File No. 333-183560, effective August 27, 2012), and on Form S-8 (File Nos. 333-135853, 333-137311, 333-151428, 333-166893, 333-180099 and 333-183559).

/s/ Grant Thornton LLP

Houston, Texas

September 10, 2012